Exhibit 4.3
HARSCO CORPORATION
AND
THE BANK OF NEW YORK
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of May 15, 2008
to
Indenture
Dated as of May 15, 2008

          FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 15, 2008, between HARSCO CORPORATION, a Delaware corporation (the “Company”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).
          Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.
R E C I T A L S
     WHEREAS, the Company executed and delivered an indenture dated as of May 15, 2008 (the “Indenture”) between the Company and the Trustee;
     WHEREAS, Section 9.1 of the Indenture provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to add, among other things, covenants and agreements of the Company to be observed thereafter for the protection of the Holders of all or any series of Securities and to establish the terms of any series of Securities;
     WHEREAS, the Company desires to issue one series of Securities, the 5.75% Senior Notes Due 2018 (the “Notes”); and
     WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
Terms and Conditions
     Section 1.1. Terms and Conditions. The terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the lettered subsections of Section 3.1 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):
(a)	the title of the Notes shall be “5.75% Senior Notes due 2018” and the CUSIP for the Notes is 415864AJ6;

(b)	the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited to $450,000,000; provided,

however, that such authorized aggregate principal amount may from time to time be increased above such amount by a resolution of the Board of Directors to such effect;

(c)	not applicable;

(d)	the date on which the principal of the Notes shall be payable shall be May 15, 2018;

(e)	the Notes shall bear interest at the rate of 5.75% per annum. The Interest Payment Dates on which such interest will be payable shall be May 15 and November 15 of each year, or the first business day thereafter if May 15 or November 15 is not a business day, commencing on November 15, 2008. The regular record date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be the May 1 and November 1, as the case may be, (in each case, whether or not a business day) immediately preceding the related Interest Payment Date;

(f)	the principal of and any premium or interest on any Notes shall be payable at the office or agency of the Company maintained for that purpose in at the Corporate Trust Office of the Trustee, currently located at The Bank of New York, 101 Barclay Street, Fl. 8W,
New York, NY 10286, Attn: U.S. Corporate Finance Group;

(g)	The Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus 30 basis points, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such Quotations, or (iii) if only one Reference Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Greenwich Capital Markets, Inc. and their successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes then outstanding are to be redeemed, the Notes to be redeemed shall be selected by DTC (as defined below), in the case of Notes represented by a Global Security, or by the Trustee by a method that the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a Global Security.

(h)	not applicable;

(i)	the Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(j)	not applicable;

(k)	not applicable;

(l)	not applicable;

(m)	not applicable;

(n)	the Notes shall be subject to Sections 13.2 (Defeasance) and 13.3 (Covenant Defeasance) of the Indenture;

(o)	(a) the Notes shall be issued in the form of one or more Global Securities; (b) the Depositary for such Global Securities shall be The Depository Trust Company (“DTC”); and (c) the procedures with respect to transfer and exchange of Global Securities shall be as set forth in the Indenture;

(p)	not applicable;

(q)	Covenants of the Company
(i) Change of Control Offer
If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes in accordance with Section 1.1(g) above, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:
(A) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;
(B) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.
(ii) Limitations on Liens
The Company will not at any time create, incur, assume or guarantee, and will not cause, suffer or permit a Restricted Subsidiary (as defined below) to create, incur, assume or guarantee, any Secured Debt (as defined below) without making effective provision (and the Company covenants that in such case it will make or cause to be made effective provision) whereby the Securities then outstanding and any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the Security Interest (as defined below) or guaranty securing such Secured Debt equally and ratably with (or, at the Company’s option, prior to) any and all other obligations and indebtedness thereby secured, so long as any such Secured Debt remains outstanding, provided, however, that the foregoing covenants shall not be applicable to the following:
(A) (1) Any Security Interest upon any property hereafter acquired or constructed by the Company or a Restricted Subsidiary and created contemporaneously with, or within 12 months after, such acquisition or construction to secure or provide for the payment of all or any part of the purchase price of such property or the cost of construction thereof, as the case may be; or (2) the acquisition of property subject to any Security Interest upon such property existing at the time of acquisitions thereof, whether or not the obligation secured thereby is assumed by the Company or such Restricted Subsidiary; or (3) any Security Interest existing on the property or on the outstanding shares of indebtedness of a corporation at the time such corporation shall become a Restricted Subsidiary or arising after such corporation becomes a Restricted Subsidiary pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary; or (4) any Security Interest on property of a corporation (x) existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, (y) existing at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, or (z) arising after a transaction described in (x) or (y) of this clause (4) pursuant to contractual commitments entered into prior to and not in contemplation of such transaction; provided in each case that any such Security Interest does not attach to or affect property owned by the Company or a Restricted Subsidiary prior to such acquisition or construction (except the real property on which any property so constructed is physically located, in the case of any such construction) or to other property thereafter acquired or constructed other than additions to such acquired or constructed property; or
(B) Mechanics’, materialmen’s, carriers’ or other like liens, arising in the ordinary course of businesses; or
(C) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations as a condition to the transaction of any business, or the exercise of any privilege or license; or
(D) Liens of taxes or assessments for the then current year not at the time due, or the liens of taxes or assessments already due but the validity of which is being contested in good faith and against which adequate reserves have been established; or
(E) Judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed; or
(F) Leases, and, so long as the rent secured thereby is not in default, landlords’ liens on fixtures and movable property located on premises leased in the ordinary course of business; or
(G) Security Interests arising in connection with contracts with or made at the request of the United States of America or any department or agency thereof, insofar as such Security Interests relate to property manufactured, installed or constructed by or to be supplied by, or property furnished to, the Company or a Restricted Subsidiary pursuant to, or to enable the performance of such contracts, or property the manufacture, installation, construction or acquisition of which is financed by the United States of America or any department or agency thereof pursuant to, or to enable the performance of, such contracts; or
(H) Security Interests in property of the Company or a Restricted Subsidiary in factor of the United States of America or any state thereof or any foreign government, or any department, agency or instrumentally or political subdivision of any thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Security Interests; or
(I) Any Security Interest in favor of the United States of America, or any state, country or local government, or to any agency thereof, in connection with the financing of a Principal Property (as defined below) (including without limitation, any such Principal Property designed primarily for the purpose of pollution control), and any transfers of title to any such Principal Property or Security Interest in any such Principal Property, in favor of such government or governmental agency in each case as are necessary or appropriate to permit the acquisition, construction, attachment or removal of such Principal Property; provided that such transfer of title and the lien of any such Security Interest does not apply to any other assets now or hereafter owned by the Company or any Restricted Subsidiary; or
(J) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Security Interest referred to in the foregoing subparagraphs (A) through (I), inclusive, provided that the principal amount of Secured Debt secured thereby shall not exceed the principal amount outstanding at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property which secured the Security Interest so extended, renewed or replace and additions to such property.
Notwithstanding the foregoing provisions, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under subparagraphs (A) through (I), inclusive, above) and the aggregate value of the Sale and Leaseback Transactions in existence at such time (not including Sale and Leaseback Transactions the proceeds of which have been or will be applied in accordance with subparagraph (B) of Section 1.1(q)(iii) below), does not at the time exceed 10% of Consolidated Net Tangible Assets (as defined below).
(iii) Limitations on Sale and Leaseback Transactions
The Company will not, and will not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction (as defined below), unless:
(A) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 1.1(q)(ii) hereof (without reference to subparagraphs (A) through (J) thereof), to incur Secured Debt equal in amount to the amount realized or to be realized upon such sale or transfer secured by a Security Interest on the property to be leased without equally and ratably securing the Securities; or
(B) the Company or a Restricted Subsidiary shall apply, within 120 days after such sale or transfer, an amount equal to the value of the property so leased to (1) the purchase or construction of properties, facilities or equipment used for operating purposes or (2) the retirement of other Funded Debt (as defined below) of the Company or of any Restricted Subsidiary (other than any Funded Debt owed to the Company or any Restricted Subsidiary); provided, however, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the sum of (y) the principal amount of any Securities delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (z) the principal amount of Funded Debt, other than Securities, voluntarily retired by the Company within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement of Funded Debt pursuant to clause (B)(2) of this Section 1.1(q)(iii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

The term “value” shall mean with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (y) the net proceeds of the sale of the property leased pursuant to such Sale and Leaseback Transaction or (z) the fair value of such property at the time of entering into such Sale and Leaseback Transaction, as determined by the Board of Directors, in either case divided first by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.
(iv) Limitations on Transfer of a Principal Property to an Unrestricted Subsidiary
The Company will not itself, and will not permit any Restricted Subsidiary to, transfer (whether by merger, consolidation or otherwise) any Principal Property to any Unrestricted Subsidiary (as defined below), unless it shall, within 120 days of the effective date of such transfer, apply an amount equal to the fair value of such property at the time of such transfer, as determined by the Board of Directors, to (A) the purchase or construction of properties, facilities or equipment used for operating purposes or (B) the retirement of other Funded Debt of the Company or of any Restricted Subsidiary (other than any Funded Debt owed to the Company or any Restricted Subsidiary); provided, however, that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the sum of (y) the principal amount of any Securities delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (z) the principal amount of Funded Debt, other than Securities, voluntarily retired by the Company within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement of Funded Debt pursuant to clause (B) of this Section 1.1(q)(iv) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provisions.
(v) Definitions
For purposes of this Section 1.1(q):
     “Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any Person (as defined below), other than the Company or one of the Company’s Subsidiaries (as defined below); (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (as defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors (as defined below); or (v) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “Person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the outstanding voting stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
     “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other property deductible items) after deducing therefrom (A) all current liabilities (excluding any constituting Funded Debt by reason of such Funded Debt being renewable or extendible), and (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent balance sheet of the company and its consolidated Subsidiaries and computed in accordance with generally accepted account principles.
     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (A) was a member of such Board of Directors on the date the Notes were issued or (B) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Inc., and its successors.
     “Funded Debt” means all indebtedness for money borrowed having a maturity of more than one year from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than one year but by its terms being renewable or extendible beyond one year from the date of such balance sheet at the option of the borrower.
     “Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Principal Property” means any manufacturing plant or manufacturing facility, warehouse, office building or other operating facility located within the United States, and any equipment located in any such plant or facility (together with the land on which such plant or facility is erected and fixtures comprising a part of such plant or facility), owned or leased by the Company or by one or more of the Company’s Restricted Subsidiaries on or acquired or leased by the Company or by one or more of the Company’s Restricted Subsidiaries after May 15, 2008, other than any such principal property that the Company’s Board of Directors declares not to be of material importance to the overall business that the Company and its Restricted Subsidiaries conduct, taken as a whole.
     “Rating Agencies” means (A) each of Fitch, Moody’s and S&P; and (B) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
     “Rating Event” means a decrease in the ratings of the Notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
     “Restricted Subsidiary” means (A) any Subsidiary (as defined below) other than an Unrestricted Subsidiary, and (B) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to the date hereof, is designated by the Company (by certified resolution of the Board of Directors delivered to the Trustee) to be a Restricted Subsidiary; provided, however, that the Company may not designate any such Subsidiary to be a Restricted Subsidiary if the Company would thereby breach any covenant or agreement herein contained.
     “Sale and Leaseback Transaction” means any sale or transfer made by the Company or one or more Restricted Subsidiaries (except a sale or transfer made to the Company or one or more Restricted Subsidiaries) of any Principal Property which has been in full operation for more than 120 days prior to such sale or transfer, if such sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such Principal Property to the Company or a Restricted Subsidiary (except a lease for a period not exceeding 36 months, made with the intention that the use of the leased Principal Property by the Company or such Restricted Subsidiary will be discontinued on or before the expiration of such period).
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Secured Debt” means any indebtedness for money borrowed by the Company or a Restricted Subsidiary, and any other indebtedness of the Company or a Restricted Subsidiary on which by the terms of such indebtedness interest is paid or payable (other than indebtedness owned by a Restricted Subsidiary to the Company, by a Restricted Subsidiary to another Restricted Subsidiary or by the Company to a Restricted Subsidiary), which in any such case is by its terms secured by (A) a Security Interest in any Principal Property, or (B) a Security Interest in any shares of stock or indebtedness of a Restricted Subsidiary, or (C) in the case of any such indebtedness of the Company, a guaranty by any Restricted Subsidiary.
     “Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.
     “Subsidiary” means any corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.
     “Unrestricted Subsidiary” means (A) any Subsidiary acquired or organized after the date hereof, provided, however, that such Subsidiary is not a successor, directly or indirectly, to any Restricted Subsidiary, (B) any Subsidiary the principal business and assets of which are located outside the United States of America, its territories and possessions, and (C) any Subsidiary substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clauses (A) and (B) of this paragraph, in each case unless and until any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (B) of the definition of “Restricted Subsidiary.”
     “Voting Stock” means, with respect to any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
(r)	not applicable.
ARTICLE II
Miscellaneous
     Section 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
     Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
     Section 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 2.4. Confirmation of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.
     Section 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
     Section 2.6. Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 2.7. Successors and Assigns. All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.
     Section 2.8. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
     Section 2.9. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 2.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

HARSCO CORPORATION
By:	/s/ Gary J. Findling
	Name:	Gary J. Findling
	Title:	Vice President & Treasurer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Francine J. Kincaid
	Name:	Francine J. Kincaid
	Title:	Vice President